Exhibit 99.1

Contact: Marie Castro (858) 842-3399

News Release

REMEC, INC. COMPLETES SALE OF

SELECTED WIRELESS ASSETS TO POWERWAVE TECHNOLOGIES

SAN DIEGO, Calif., September 2, 2005 – REMEC, Inc. (NASDAQ:REMC) today announced it has completed the sale to Powerwave Technologies, Inc. (NASDAQ:PWAV) of selected assets and liabilities of its Wireless Systems Business, including its RF conditioning, filter, tower-mounted amplifier and RF power amplifier product lines. Powerwave paid to REMEC a purchase price of 10 million shares of Powerwave common stock and $40 million in cash, which is subject to certain post-closing adjustments. $15 million of the cash purchase price has been deposited into an escrow to cover any potential indemnification claims. Based on Powerwave’s closing stock price on Thursday, September 1, 2005, the transaction value is approximately $144.7 million.

“This concludes the final stage of our strategic plan to maximize shareholder value, “ stated Thomas H Waechter, President and Chief Executive Officer of REMEC. This combination with Powerwave will allow REMEC’s RF technology base and many of its employees to continue to have a very positive impact on the future of the wireless communications industry and to bring additional value to our shareholders going forward. We wish Powerwave and the REMEC employees the best of success in this new endeavor.”

REMEC also confirmed that the record date for the distribution of the 10,000,000 shares of Powerwave Common Stock to its shareholders will be September 2, 2005, the date of the closing of the asset sale.

About REMEC

REMEC, Inc. is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s website at www.remec.com or call (858) 842-3000.

Forward-Looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties, including risks associated with completing the sale of REMEC’s Wireless Systems Business. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, risks relating to closing the Asset Sale, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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